SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2001

JMAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

State of Delaware

(State or other jurisdiction of incorporation)

1-10515 (Commission File No.)	68-0131180 (IRS Employer Identification No.)

5800 Armada Drive, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 602-3292

Not Applicable

(Former name of or former address, if changed since last report)

Item 2. Acquisition of Assets

     On August 7, 2001, the Company’s wholly owned subsidiary, JMAR/SAL NanoLithography, Inc. (“Subsidiary”) acquired (the “Acquisition”) all of the outstanding equity of Semiconductor Advanced Lithography, Inc. (“SAL”), a Delaware corporation, from a total of 60 SAL shareholders in a merger of SAL with and into Subsidiary (“Merger”). Consideration for the Merger consisted of an aggregate of 603,051 shares of the Company’s Common Stock, $1.2 million in cash and $1.2 million in notes (the “Closing Notes”). The Closing Notes are convertible into shares of the Company’s Common Stock at a price of $4.302. The Closing Notes are convertible into the Company’s common stock by the holders at any time and, after six months from the closing, the Company can force conversion if the average price, as defined, of the Company’s Common Stock during any ten day trading period exceeds $6.45. The Closing Notes accrue interest at the rate of 8% per annum, with accrued interest payable quarterly. The unconverted principal and any unpaid interest is due February 7, 2004. The shares issued by the Company are unregistered; however, the Company has agreed to file a registration statement with the Securities and Exchange Commission by November 5, 2001 and use its reasonable efforts to obtain its effectiveness. The holders have agreed to restrictions on their sale of those JMAR shares to no more than 25% of their JMAR holdings in any quarter and to refrain from selling any shares for 60 days upon notice from JMAR of its intention to negotiate an underwritten public offering.

     In addition, SAL’s former shareholders and creditors could receive as contingent earnout consideration up to 354,736 shares of the Company’s Common Stock and up to $2.2 million of Convertible Notes (“Earn-Out Notes”) upon achievement of certain technical and market milestones over the next 17 months. The earnout consideration is payable as follows: 1) An Earn-Out Note for $500,000 will be paid if the SAL Model 5 stepper’s performance satisfies stated stepper throughput and mechanical performance criteria by no later than March 31, 2002, 2) A second Earn-Out Note for $500,000 will be paid if the combined Model 5 stepper with JMAR X-ray source demonstrates X-ray lithography exposures which satisfy stated performance criteria by September 30, 2002, and 3) A total of 354,736 JMAR shares and an Earn-Out Note for $1.2M will be paid if an order from a commercial semiconductor manufacturer is received by December 31, 2002 (with pro rated reduction of the payment to zero if the order is received between December 31, 2002 and March 31, 2003). In order to satisfy this earn-out condition, the order must be to purchase an XRL system at a purchase price of not less than $6 million with certain minimum payment terms and the system must be installed, accepted and qualified by the customer no later than 18 months after receipt of the order. The Earn-Out Notes have the same terms as the Closing Notes, except that the conversion price of the Earn-Out Notes is based on the average closing price of the Company’s common stock for the ten day trading period prior to dates on which the Earn-Out Notes are issued and the due date is 24 months after issuance.

     JMAR has agreed to provide up to a total of $1.2 M in funding to Subsidiary through June 30, 2002. JMAR also agreed to establish a Stock Option Plan for the employees of SAL and to authorize the grant of options to purchase up to a total of 5% of Subsidiary’s stock.

     Approximately $8 million in SAL debt was eliminated by conversion of a portion of the existing debt into SAL equity prior to Closing and the cancellation of a portion of the debt prior to the Closing, with the balance being satisfied by receipt of a portion of the purchase price.

     The holders of the Closing Notes and Earn-Out Notes agreed to indemnify JMAR against, among other things, (i) liabilities arising from breach of the SAL representations and agreements in the Merger Agreement, (ii) any liabilities other than those expressly agreed to (consisting primarily of trade debt and accrued liabilities) and (iii) taxes related to the period prior to the Merger. Claims for indemnification will be satisfied by a set-off against the Notes, or if the Notes have been converted into JMAR shares, from those JMAR shares. The right to indemnification for breach of representations and agreements will expire 18 months after the Closing Date except for certain tax and environmental representations with survive until their respective statute of limitations expire.

     SAL manufactures and develops x-ray lithography steppers which are complex systems used in the manufacturing of state-of-the-art semiconductor chips. SAL's stepper system incorporates JMAR's x-ray light source to generate the wavelength of light required for x-ray lithography. JMAR intends to continue to use the SAL assets and operations in the area of x-ray lithography.

     The purchase price was determined by arms' length negotiations with representatives of the SAL shareholders and creditors.

     The transaction is intended to be treated as a reorganization under Section 368(a) of the Internal Revenue Code.

     The Company will account for the Acquisition as a purchase and, accordingly, results of operations of SAL will be included as of August 7, 2001.

Item 7. Financial Statements, Proforma Financial Information and Exhibits

     It is impracticable to provide the financial statements of SAL prepared pursuant to Rule 3.05 of Regulation S-X, and the proforma financial information required pursuant to Article 11 of Regulation S-X. The required financial statements and proforma information will be filed as soon as possible, but in any event not later than October 22, 2001.

     The following exhibit is filed as a part of this report:

2.1	Agreement and Plan of Merger, dated July 24, 2001, by and among JMAR Technologies, Inc., JMAR/SAL Lithography, Inc. (now JMAR/SAL NanoLithography, Inc.) and Semiconductor Advanced Lithography, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: August 22, 2001	JMAR TECHNOLOGIES, INC. (Registrant)

	By:	/s/ JOSEPH G. MARTINEZ

Joseph G. Martinez Vice President & General Counsel

INDEX TO EXHIBITS

Located at Page

Exhibit 2.1	Agreement and Plan of Merger, dated July 24, 2001, by and among JMAR Technologies, Inc., JMAR/SAL Lithography, Inc., (now JMAR/SAL NanoLithography, Inc.) and Semiconductor Advanced Lithography, Inc.	6

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